Exhibit 99.2

June 20, 2016

Board of Directors
Sutherland Asset Management Corporation

1140 Avenue of the Americas, 7th Floor
New York, NY 10036

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated April 5, 2016, to the Board of Directors of Sutherland Asset Management Corporation (“Sutherland”) as Annex C to, and to the reference thereto under the headings “SUMMARY — Opinions of Financial Advisor to Sutherland,” “THE MERGER — Recommendation of the Sutherland Board and its Reasons for the Merger” and “THE MERGER — Opinion of Financial Advisor to Sutherland” in, the joint proxy statement/prospectus relating to the proposed merger involving Sutherland and Zais Financial Corp. (“Zais”), which joint proxy statement/prospectus forms a part of Zais’s Amendment No. 1 to the Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED